EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 69 to Registration Statement No. 02-42722 on Form N-1A of our report dated December 17, 2007 relating to the financial statements and financial highlights of Eaton Vance Series Trust II (the “Trust”), including Eaton Vance Income Fund of Boston and Boston Income Portfolio appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts February 25, 2008